EXHIBIT 10.1
SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT is entered into by and between Solera National Bancorp, Inc. and Solera National Bank (collectively, the “Employer”) and Douglas Crichfield (“Employee”) for good and valuable consideration, the sufficiency of which is hereby acknowledged.

1. Employee and Employer agree that Employee's resignation as a Director and Member of the Boards of Solera National Bancorp., Inc. and Solera National Bank, and Employee's termination of employment with Employer are effective as of July 26, 2013 (the “Separation Date”).

2. Regardless of whether he signs this Separation Agreement, Employee will be paid all compensation he has earned through the Separation Date, Employer will reimburse Employee for reasonable business expenses incurred through the Separation Date upon submission by Employee of expense reports in accordance with company policy, and Employee will have the right to elect to continue his health insurance coverage pursuant to the federal law regarding continuation of insurance coverage, known as COBRA.

3. In exchange for Employee's agreement to this Separation Agreement and contingent upon the execution of this agreement by Employee, Employer agrees to provide Employee with the following additional severance benefits:

(A) severance pay in the aggregate gross amount of $200,000 (two hundred thousand dollars), less applicable withholding taxes, payable over twelve months in accordance with the normal payroll practices of Employer;

(B) provided Employee elects continuation coverage of health insurance in accordance with COBRA, Employer will pay the premiums for such coverage for eighteen months from when Employee's coverage would otherwise end, or until such earlier date as Employee's eligibility for such coverage ends;

(C) all stock options held by Employee (as reported in the Employer's public filings) that are currently scheduled to vest on or before January 26, 2014 shall be deemed vested as of July 26, 2013; all remaining unvested stock options, other than those noted in this paragraph, will be forfeited and cancelled.

(D) the exercise period for all stock options currently held by Employee (as reported in the Employer's public filings), including those noted above in paragraph 3(C), shall be extended until December 31, 2014.

Employee acknowledges that he would not be entitled to receive the severance benefits described above if he did not agree to all of the terms of this Separation Agreement, including the non-disparagement provisions in paragraph 11. Payment of the severance benefits described above shall commence as soon as practicable after the Effective Date of this Agreement and the expiration of the revocation period as described in paragraph 13. Employee agrees to return to Employer on or before September 1, 2013, any and all property and documents of Employer. Employee agrees to cooperate with Employer to resolve all other issues relating to Employee's separation from employment. Employee agrees that he is not entitled to any other compensation or benefits except as expressly provided herein.

4. Employee hereby releases Employer and its parent, subsidiary, and sister companies, and their respective officers, directors, agents, shareholders, employees, and benefit plans (collectively “Released Persons”) of and from any and all past, present, or future actions, causes of actions, claims, demands, damages, expenses, charges, complaints, obligations and liability of any nature or kind whatsoever on account of, or in any way growing out of, his employment with or separation from employment with Employer, whether such liability or damages are accrued or unaccrued, known or unknown at this time. This release includes, without limitation, any and all rights or claims under any common law theory such as defamation, intentional infliction of emotional distress, outrageous conduct, breach of contract, invasion of privacy, wrongful discharge, breach of implied covenant, and any claim of discrimination on the basis of sex, race, creed, religion, age, disability, sexual orientation, or national origin under any municipal ordinance or under any statute of the United States or Colorado, including without limitation, any claim under Title VII of the 1964 Civil Rights Act, The Civil Rights Acts of 1866 and 1871, the Americans with Disabilities Act, the Colorado Civil Rights Act (C.R.S. Sections 24-34-301 et seq. and 24-34-401 et seq.), and the Age Discrimination in Employment Act of 1967 as amended, which is codified beginning at 29 U.S.C. Section 621.

5. The release in paragraph 4 does not include a release or waiver of the following:

(A) any rights of Employee which are already vested as of the Separation Date to benefits under Employer's 401(k) Plan;

(B) any rights: (i) to elect continuation coverage under Employer's group health plan in accordance with the terms of COBRA, or (ii) to otherwise maintain coverage under Employer's group health plan if the plan so provides at the time of Employee's separation from employment; and

(C) any claims which Employee may have under Colorado statutes for workers compensation benefits and/or unemployment compensation benefits; and

(D) any rights or claims arising under the Age Discrimination in Employment Act after the date that Employee signs this Separation Agreement.

6. Employee agrees that he will not file, cause to be filed, or prosecute any civil suit in any court for any claims which are released in Paragraph 4. In the event that Employee breaches this paragraph, all Released Persons shall be entitled to recover from Employee all reasonable attorney fees and costs incurred as a result of such breach, provided, however, that Employee's obligation to pay attorney fees and costs shall apply to claims asserted under the Age Discrimination in Employment Act or the Older Workers Benefit Protection Act only as specifically authorized by federal law.

7. Employee understands and acknowledges that the non-recruitment provisions of Section C.12 of the Executive Employment Agreement made and entered into August 1, 2009 between Employer and Employee (the “Employment Agreement) continue to apply after the period of his employment, and Employee agrees and covenants to comply with said provisions.

8. Employee understands and acknowledges that the confidentiality provisions of Section C.13 of the Employment Agreement continue to apply after the period of his employment, and Employee agrees and covenants to comply with said provisions. In addition, Employee agrees that the terms, amount and fact of this Agreement are also confidential information. Employee represents that he has not disclosed such confidential information to any other person or entity, except to his attorneys, tax advisors, and spouse. Employee agrees that hereafter he will not disclose any such confidential information to any other person or entity, except to his attorneys, tax advisors, spouse, or as required by law or court order. Any disclosure of such confidential information by Employee's attorneys, tax advisors, or spouse will be deemed to be a disclosure by Employee.

9. Employee understands and acknowledges that the covenant-not-to-compete provisions of Section C.14, and the companion provisions of Section C.18 and C.19, of the Employment Agreement continue to apply after the period of his employment, and Employee agrees and covenants to comply with said provisions, except as specifically modified herein. Section C.18 is hereby modified to substitute the words “within 100 miles of any geographic area in which Employer conducts business” for the words “within twenty (20) miles of the primary office of Executive upon termination of Executive's employment with the bank.”
10. Employee agrees that he shall provide transitional assistance or information as may be requested from time to time by Employer for a period of six months after the termination of his employment provided that Employee shall not be required to spend more than 20 hours per month providing such assistance.

11. Employee agrees that, from this time forward, he will refrain from making any disparaging or derogatory remarks of any kind about Employer, or any person associated with or representing Employer. Employee further agrees that, from this time forward, Employee will not repeat any allegation of illegal, immoral, unethical, or improper conduct about Employer, unless ordered to do so by a court of competent jurisdiction, or as otherwise required by law.

12. This Separation Agreement constitutes the entire agreement between Employee and Employer concerning his employment with Employer and his separation from employment with Employer and supersedes all prior agreements relating thereto, and there are no other promises, understandings, or agreements relating thereto except as may be provided herein. Both parties agree and acknowledge that they have not relied upon any representation, whether written or oral, of the other party in connection with entering into this Separation Agreement. Nothing in this Agreement shall be construed as an admission of liability or wrongdoing by either party. The purpose of this Agreement is solely to amicably resolve all issues relating to Employee's employment and separation from employment with Employer and to provide transitional assistance to Employee. No rules of construction based upon which party drafted any portion of this Agreement shall be applicable in the event of any dispute over its meaning or interpretation. This Agreement shall be construed and enforced in accordance with the law of the State of Colorado. If any provision of this Agreement is found to be invalid or unenforceable by a court of competent jurisdiction, the remaining terms of this Agreement will remain in full force and effect, and any Court having jurisdiction shall modify any such invalid or unenforceable provision to the extent necessary for it to be valid and enforceable.

13. Employee understands that this is an important legal document. Employee is advised to consult with an attorney before signing this Separation Agreement. Employee has 21 days after receiving this Separation Agreement to consider it, and if Employee chooses to agree to the terms of this Separation Agreement, Employee understands that he must sign and return this Separation Agreement to Employer within that 21-day period. If Employee signs this Separation Agreement, he will then have the right to revoke this Separation Agreement by delivering written notice of revocation, but such notice must be received by Employer within seven days after the date that Employee signed this Separation Agreement. If this Separation Agreement is not signed and delivered within 21 days, or if it is revoked within the seven day period, neither Employee nor Employer will have any rights or obligations under this Separation Agreement. The Effective Date of this Separation Agreement is the eighth day after Employee signs it, unless Employee revokes it as described above.

14. It is expressly understood that Employee has read and reviewed this Separation Agreement and every word of it, that Employee has had an opportunity to discuss this Separation Agreement with an attorney if he chose to do so, and that Employee understands this Separation Agreement. By signing below, Employee represents that this Separation Agreement has been entered into voluntarily and knowingly and is binding upon him, his heirs, and personal representatives, and shall inure to the benefit of Employer, its successors and assigns.

Signature page to Separation Agreement

The duly authorized parties have caused this Separation Agreement to be executed as of the date first set forth above.

/s/ Douglas Crichfield
Douglas Crichfield

STATE OF COLORADO	)
) ss.
COUNTY OF EAGLE	)

The foregoing Separation Agreement was acknowledged before me this 3rd day of September, 2013, by Douglas Crichfield.

WITNESS my hand and official seal.

My commission expires: 12/24/2016
/s/ Laura Hagen
Notary Public

Solera National Bancorp, Inc.

/s/ Ron Montoya
Ron Montoya, Chairman of the Board
Solera National Bank

STATE OF COLORADO )
) ss.
COUNTY OF DENVER )

The foregoing Separation Agreement was acknowledged before me this 4th day of September, 2013, by as of Solera National Bancorp, Inc., on behalf of said corporation.

WITNESS my hand and official seal.

My commission expires: 7/28/2015
/s/ Caroline Novotny
Notary Public

/s/ Stan Sena
Stan Sena, Vice Chairman of the Board
Solera National Bank

STATE OF COLORADO )
) ss.
COUNTY OF DENVER )

The foregoing Separation Agreement was acknowledged before me this 4th day of September, 2013, by as of Solera National Bank, on behalf of said corporation.

WITNESS my hand and official seal.

My commission expires: 7/28/2015
/s/ Caroline Novotny
Notary Public